Exhibit 10.11

                                         ,

[Name]

[Street]

[City, State]

Dear [Name]:

As a key employee of Lumber Liquidators, Inc. (the “Company”), you have been designated to receive restricted shares of Company common stock, par value $.001 per share (“Stock”), subject to the service-based vesting restrictions and other terms set forth in this Award Agreement and in the Lumber Liquidators, Inc. 2007 Equity Compensation Plan (the “Plan”).

The grant of these restricted shares of Stock is made pursuant to the Plan. The Plan is administered by the Compensation Committee (the “Committee”) appointed by the Company’s Board of Directors (the “Board”). The terms of the Plan are incorporated into this Award Agreement and in the case of any conflict between the Plan and this Award Agreement, the terms of the Plan shall control. A copy of the Plan is attached to this Award Agreement.

1. Grant. In consideration of your agreements contained in this Award Agreement, you are hereby granted                      shares of Company Stock (the “Restricted Stock”) as of                      (the “Grant Date”). The Restricted Stock is subject to service-based restrictions as set forth in Section 2 below. Until the service-based vesting restrictions have lapsed, the Restricted Stock is forfeitable and nontransferable.

2. Service-Based Vesting Restriction.

(a) The shares of Restricted Stock shall vest, and shall no longer be subject to restriction upon continued employment with the Company through the following Vesting Dates:

Vesting Date	Number of Shares

(b) The shares granted hereunder shall 100% vest upon a Change in Control of the Company (as defined in the Plan).

(c) Notwithstanding the foregoing, you must be employed by the Company (or any Subsidiary) on the relevant date for any Restricted Stock to vest. If your employment with the Company (or any Subsidiary) terminates for any reason, any rights you may have under this Award Agreement with regard to unvested Restricted Stock shall be null and void.

3. Dividends. During the period beginning with the Grant Date and ending with the Vesting Date or the earlier forfeiture of your Restricted Stock, (i) dividends or other distributions paid in shares of Stock shall be subject to the same restrictions as set forth in Section 2 above, and (ii) dividends paid or other distributions paid in cash shall be paid at the same time as such dividends are paid by the Company with respect to authorized and issued shares held by its other shareholders of record.

4. Forfeiture of Restricted Stock. To facilitate the cancellation of any Restricted Stock pursuant to Section 2 above, you hereby appoint the Corporate Secretary of the Company as your attorney in fact, with full power of substitution, and authorize him or her, upon the occurrence of a forfeiture pursuant to Section 2 above, to notify the Company’s registrar and transfer agent of the forfeiture of such shares and to deliver to the registrar and transfer agent the certificate representing such shares together with instructions to cancel the shares forfeited. The registrar and transfer agent shall be entitled to rely upon any notices and instructions delivered by your attorney in fact concerning a forfeiture under the terms of this Award Agreement.

5. Custody of Certificates. At the option of Company, custody of stock certificates evidencing Restricted Stock shall be retained by the Company or held in uncertificated form. The Company shall deliver to you one or more stock certificates free of all restrictions evidencing your Restricted Stock if and when they become fully vested under the terms of this Award Agreement.

6. Rights as a Shareholder. Subject to the provisions of this Award Agreement, you generally will have all of the rights of a holder of Company Stock with respect to all of the Restricted Stock awarded to you under this Award Agreement from and after the Grant Date until the shares either vest or are forfeited, including the right to vote such shares and to receive dividends paid thereon in accordance with the provisions of Section 3.

7. Transfer Restrictions. You may not sell, assign, transfer, pledge, hypothecate or encumber the Restricted Stock awarded to you under this Award Agreement prior to the time such Restricted Stock become fully vested in accordance with this Award Agreement.

8. Fractional Shares. A fractional share of Company Stock will not be issued and any fractional shares will be disregarded. In performing the calculations required by Section 2 above, all fractional shares will be rounded to the nearest whole share.

9. Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares,

recapitalization, merger in which Company is the surviving corporation, or other change in the Company’s capitalization without the receipt of consideration by Company, the number and kind of your unvested Restricted Stock shall be proportionately adjusted by the Committee, whose determination shall be binding.

10. Notices. Any notice to be given under the terms of this Award Agreement shall be addressed to the Corporate Secretary at Lumber Liquidators, Inc., 3000 John Deere Road, Toano, VA 23168. Any notice to be given to you shall be given to you and shall be addressed to you at your last known address at the time notice is sent. Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.

11. Applicable Withholding Taxes. No stock certificates evidencing Restricted Stock shall be delivered to you until you have paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws (the “Applicable Withholding Taxes”) or you and the Company have made satisfactory arrangements for the payment of such taxes. As an alternative to making a cash payment to satisfy the Applicable Withholding Taxes, you may elect to (i) deliver shares of Company Stock which you already own (valued at their Fair Market Value) in whole or partial satisfaction of such taxes or (ii) have the Company retain that number of shares of Restricted Stock (valued at their Fair Market Value) that would satisfy the Applicable Withholding Taxes.

12. Applicable Securities Laws. Company may delay delivery of the stock certificates evidencing shares of Restricted Stock until (i) the admission of such shares to listing on any stock exchange on which the Company Stock may then be listed, (ii) receipt of any required representation by you or completion of any registration or other qualification of such shares under any state or federal law or regulation that Company’s counsel shall determine as necessary or advisable, and (iii) receipt by Company of advice by counsel that all applicable legal requirements have been complied with. Additionally, you may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws.

13. Acceptance of Restricted Stock. By signing below, you indicate your acceptance of this Restricted Stock and your agreement to the terms and conditions set forth in this Award Agreement agreement, which, together with the terms of the Plan, shall become Company’s Restricted Stock Award Agreement with you. You acknowledge receipt of a copy of the Plan and agree to all of the terms and conditions of the Plan, as it may be amended from time to time. Unless Company otherwise agrees in writing, this Award Agreement will not be effective as a Restricted Stock Award Agreement if you do not sign and return a copy to [                    ] by [                    ].

IN WITNESS WHEREOF, Company has caused this Restricted Stock Award Agreement to be signed, as of this          date of                                 ,                 .

LUMBER LIQUIDATORS, INC.

By:
Name:
Its:

Agreed and Accepted:

[Name of Grant Recipient]

[Date]

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